Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is effective as of November 15, 2023 (the "Effective Date") by and among VerifyMe, Inc., a Nevada corporation with its principal office at 801 International Parkway, Fifth Floor, Lake Mary, Florida 32746 (the "Company") and Pentant LLC, a Connecticut limited liability corporation with its principal office at 680 E Main Street, Suite 626, Stamford, Connecticut 06901 ("Consultant").

WHEREAS, the Company desires to engage Consultant to provide certain services; and

WHEREAS, Consultant will be provided with and maintain access to trade secrets, proprietary information and other confidential information regarding the Company, which the Company desires to protect.

NOW, THEREFORE, in consideration of the promises and the consideration stated in this Agreement, the parties hereby agree as follows.

1.           Term of Agreement., Termination.

(a)     Effective on the Effective Date, the Company hereby engages Consultant, and Consultant hereby agrees to provide the Services (defined below) to the Company pursuant to this Agreement. This Agreement shall continue for a period commencing on the Effective Date and continuing until December 31, 2024 (the "Initial Term"). If neither the Company nor Consultant provides a written note of non-renewal to the other party at least ninety (90) days prior to the end of the Initial Term, then this Agreement shall automatically renew on a quarterly, three (3) month basis until terminated as set forth below. The entire period of Consultant's engagement with the Company, including the Initial Term, is referred to herein as the "Consulting Term."

(b)     If not otherwise terminated pursuant to the clause above, following the Initial Term either party may terminate this Agreement upon ninety (90) days' written notice for any reason.

(c)     Should either party default in the performance of this Agreement or materially breach any of its obligations under this Agreement, the non-breaching party may terminate this Agreement immediately if the breaching party fails to cure the breach within seven (7) business days after having received written notice by the non-breaching party of the breach or default.

(d)     This Agreement shall terminate automatically in the event that Nick Spencer, the Managing Partner of Consultant dies, becomes incapacitated, or is otherwise unable to perform the Services.

(e)     This Agreement shall terminate upon the Company's written notice to Consultant in the event (i) Consultant or any of its designees, including but not limited to Nick Spencer, are convicted of, or plead guilty or nolo contendere to, a felony, or (ii) in carrying out their duties hereunder, acted with gross negligence, bad faith, or intentional misconduct resulting, in any case, in material harm to the Company (collectively, "For Cause").

(f)     In the event of termination for any reason other than For Cause, Consultant shall be paid for any portion of the Services that have been performed prior to the termination.

2.           Consulting Services.

(a)     Consultant shall perform the services described on Schedule A (the "Services").

(b)     Consultant represents that Consultant has the qualifications, experience and ability to properly perform the Services. Consultant shall perform the Services in a professional manner in accordance with customary industry standards for similar services.

(c)     Consultant shall be, and for all purposes shall be deemed to be, an independent contractor with respect to the Company. Nothing in this Agreement shall be construed as creating a joint venture, partnership, agency, employment relationship or other enterprise among the parties. The Company shall not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker's compensation insurance on Consultant's behalf. Consultant shall be solely responsible for all taxes, estimated or otherwise, federal, state, and local, due with respect to Consultant's performance of services (or the payment of fees or other amounts) hereunder, and shall pay such taxes when due.

(d)     As an independent contractor, Consultant agrees and understands that, apart from the Shares (defined below), Consultant is not entitled to any other compensation, benefits or privileges established for Company employees, such as life, accident or health insurance, vacation and sick leave with pay, paid holidays, bonus plan participation, or severance pay upon termination of this Agreement for any reason.

(e)     Consultant acknowledges and agrees that Consultant has no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(f)     All of the Services to be performed by Consultant will be as agreed between Consultant and the Company's Chief Executive Officer or other member of the Company's management team as designated in writing to Consultant (email shall suffice) ("Company Contact"). Consultant will be required to report to the Company Contact concerning the Services performed under this Agreement. The nature and frequency of these reports will be as mutually agreed.

3.            Fees for Services. As consideration for the Services to be provided by Consultant and other obligations of Consultant hereunder, the Company shall grant the shares of Company common stock, par value $0.001 per share (the "Common Stock"). as described on Schedule B (the "Shares"). Shares will be registered on the books of the Company in Consultant's name as of the applicable payment date and the Company shall issue stock certificates or evidence Consultant's interest in the Shares by using a restricted book entry account as soon as practical thereafter.

4.            Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses and will be responsible for all expenses incurred while performing the Services unless otherwise agreed to by the Company's Chief Executive Officer, which consent shall be evidenced in writing (email shall suffice). As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was both reasonable and necessary to the Services provided under this Agreement.

5.            Transfer Restrictions. Consultant acknowledges and agrees that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be transferred or sold unless subsequently registered thereunder or unless such sale or transfer is pursuant to an exemption from such registration. Consultant acknowledges and agrees that, until such time as the Shares have been registered under the Securities Act and sold in accordance with an effective registration statement, certificates and other instruments representing any of the Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such Shares):

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

6.            Confidentiality. During the Consulting Term, Consultant may develop or acquire knowledge in connection with Consultant's work or from the Board of Directors of the Company and officers, employees, agents or consultants of the Company, of Confidential Information (as hereinafter defined) relating to the Company, its business and/or its potential business.

"Confidential Information" includes all trade secrets, know-how, theories, technical, operating, financial, and other business information, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding customer lists, pricing, customer contracts, trade practices, source codes, software programs, computer systems, algorithms, formulae, apparatus, concepts, creations, costs, plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, client, customer, supplier, collaborator/partner or distributor information, product development and project procedures. Confidential Information does not include general skills, experience or information that is: (i) known to Consultant prior to the time of disclosure to the Consultant by the Company; (ii) generally available to the public or generally known in the Company's industry, other than information that has become generally available as a result of Consultant's direct or indirect act or omission in violation of this Agreement; (iii) becomes known to the Consultant through disclosure by sources other than the Company which sources have the legal right to disclose such information; or (iv) is independently developed by the Consultant without reference to or reliance upon the Confidential Information. With respect to Confidential Information of the Company:

(a)     Consultant will use Confidential Information only in the performance of Consultant's services to the Company. Consultant will not use Confidential Information at any time (during or up to three years after the Consulting Term) for Consultant's own benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of the Company.

(b)     Consultant will not disclose Confidential Information during or up to three years after the Consulting Term) except (i) in the course of Consultant's engagement by, and for the benefit of, the Company, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which Consultant is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed to the extent necessary in the formal proceedings related thereto, or (iii) when required to do so by a court of law, by any governmental agency or by any administrative or legislative body (including a committee thereof), provided that Consultant shall, unless legally prohibited from doing so, give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempt by the Company to obtain a protective order or similar treatment;

(c)     Consultant is hereby notified that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If an individual files a lawsuit for retaliation for reporting a suspected violation of law, then the individual may disclose the trade secret to Consultant's attorney and use the trade secret information in the court proceeding, if the individual: (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.

(d)     Consultant will safeguard the Confidential Information by all reasonable steps; and

(e)     Consultant will return all materials, substances, models, software, prototypes and the like containing and/or relating to Confidential Information, together with all other property of the Company to the Company upon expiration or termination of the Agreement, conclusion of the Consulting Term, or otherwise on demand. Consultant shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes, or other documents or electronically stored information of any kind containing and/or relating to Confidential Information.

7.           No Conflict of Interest. Consultant represents and warrants to the Company that Consultant is legally able to enter into this consulting arrangement with the Company and that this Agreement will not and does not conflict with any agreement, arrangement or understanding, written or oral, to which Consultant is a party or by which Consultant is bound. Although Consultant is free to offer services similar to the Services to other customers and clients, Consultant agrees that during the term of this Agreement, Consultant shall not provide such services or engage in any other activity that could create a real or apparent conflict of interest with the Company. Such a conflict of interest may include, but not be limited to, directly or indirectly providing services to a competitor, customer or client of the Company or directly or indirectly soliciting or accepting work from a competitor, customer or client of the Company.

8.           Non-Disparagement. During the Consulting Term and for a period of three years thereafter: other than in reports to the Company or as required by law, Consultant shall not make any negative, disparaging, detrimental or derogatory remarks or statements (written, oral, telephonic, electronic, or by any other method) about the Company or any of its directors or officers, including, without limitation, any remarks or statements that would adversely affect in any material manner (i) the conduct of the Company's business, or (ii) the business reputation or relationships of the Company and/or any of its past or present officers, directors, agents, or employees. During the Consulting Term and for a period of three years thereafter, Company and its officers, directors, agents and employees, other than as required by law, shall not make any negative, disparaging, detrimental or derogatory remarks or statements (written, oral, telephonic, electronic, or by any other method) about the Consultant in connection with his work for or relationship with the Company.

9.           Assignment of Developments. Consultant represents that Consultant will disclose promptly and fully to the Company and to no one else: (a) all inventions, ideas, improvements, discoveries, works modifications, processes, software programs, works of authorship, documentation, formulae, techniques, designs, methods, trade secrets, technical specifications and technical data, know-how and show-how, concepts, expressions or other developments whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) made, authored, devised, developed, discovered, reduced to practice, conceived or otherwise obtained by Consultant ("Developments"), solely or jointly with others, during the course of the Consulting Term that (i) are related to any of the products or services being researched, developed, distributed, produced or sold by the Company or which may be used in relation therewith, or (ii) result from tasks assigned to Consultant by the Company; and (b) any Development made using the time, materials or facilities of the Company, even if such Development does not relate to any of the products or services being researched, developed, distributed, produced or sold by the Company and may not be used in relation therewith. Consultant agrees that all such Developments listed above, and the benefits thereof have been, are and shall immediately continue to become the sole and absolute property of the Company from conception, as "works made for hire" (as that term is used under the U.S. Copyright Act of 1976, as amended) or otherwise. Consultant has no interest in any Developments. To the extent that title to any Developments or any materials comprising or including any Developments does not, by operation of law, vest in the Company, Consultant hereby irrevocably assigns to the Company all of Consultant's right, title and interest, including, without limitation, tangible and intangible rights such as patent rights, trademarks and copyrights, that Consultant has, may have or may acquire in and to all such Developments, benefits and/or rights resulting therefrom, and agrees promptly to execute any further specific assignments related to such Developments, benefits and/or rights at the request of the Company. Consultant also hereby assigns to the Company, or waives if not assignable, all of Consultant's "moral rights" in and to all such Developments and agrees promptly to execute any further specific assignments or waivers related to moral rights at the request of the Company. Consultant agrees to assist the Company without charge for as long thereafter as may be necessary: (1) to apply, obtain, register and renew for, and vest in, the Company's benefit alone (unless the Company otherwise directs), patents, trademarks, copyrights, mask works, and other protection for such Developments in all countries, and (2) in any controversy or legal proceeding relating to Developments. In the event that the Company is unable to secure Consultant's signature after reasonable effort in connection with any patent, trademark, copyright, mask work or other similar protection relating to a Development, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant's agent and attorney-in-fact, to act for and on Consultant's behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by Consultant.

10.           Voting Agreement. Consultant agrees that during the period commencing as of the Effective Date and continuing until this Agreement is terminated pursuant to its terms, to vote, or cause to be voted, all shares of Common Stock, including any Shares, owned by Consultant, or over which Consultant has voting control, from time to time and at all times, in whatever manner as shall be recommended by the Board of Directors of the Company.

11.           Adherence to Insider Trading Policy. Consultant acknowledges that the Company is publicly held and, as a result, has implemented an insider trading policy designed to preclude its directors, officers, employees and certain others from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company or any third party. Consultant represents and acknowledges that it has received a copy of the Company's insider trading policy and that it has read and understands such policy. Consultant agrees that it will comply in all respects with the Company's insider trading policy.

12.           General Provisions.

(a)     Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties concerning the subject matter herein and supersedes any prior employment, consulting agreement or offer letter between Consultant and the Company. No representation, promise, inducement or statement of intention has been made by or on behalf of any party hereto, or any related party, that is not set forth in this Agreement or the documents referred to herein. This Agreement may be amended only by a written instrument specifically stating that it amends this Agreement executed by the parties hereto. Consultant hereby acknowledges and represents that Consultant has had the opportunity to consult with independent legal counsel or other advisor of Consultant's choice and has done so regarding Consultant's rights and obligations under this Agreement, that Consultant is entering into this Agreement knowingly, voluntarily, and of Consultant's own free will, that Consultant is relying on Consultant's own judgment in doing so, and that Consultant fully understands the terms and conditions contained herein.

(b)     Successors and Assigns. The terms and provisions of this Agreement shall be binding on and inure to the benefit of the Company. The terms and provisions of this Agreement shall be binding on and inure to the benefit of Consultant. Neither Party's obligations hereunder shall be assignable (and any attempted assignment by a Party shall be null and void).

(c)     Injunctive Relief and Survival. The Company may resort to a court of equity to enforce Sections 6, 7, 8 or 9 of this Agreement by temporary and/or permanent injunctive relief and/or restraining order or such other legal and equitable remedies as may be appropriate, in addition to any other remedy at law and shall not be required to post a bond in any such action or proceeding. This Section, along with Sections 6, 7, 8 and 9 shall survive the termination of this Agreement.

(d)     Costs of Enforcement. In the event either party hereto brings an action or proceeding to enforce any provision or provisions of this Agreement or to obtain damages as a result of a breach of this Agreement or to enjoin any breach of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover any and all reasonable costs and expenses (including without limitation attorneys' fees) incurred by such prevailing party in connection with such action or proceeding.

(e)     Limitation of Liability. The liability of Consultant shall be limited to the cash value of the Common Stock received by it from the Company as compensation for services rendered pursuant to this Agreement during the 12-month period immediately preceding the events giving rise to such liability; provided, however, that this limitation of liability shall not apply to breaches by Consultant of Sections 10 or 11 of this Agreement. In no event shall either Party be liable for special, indirect, incidental or consequential damages to the full extent such may be disclaimed by law even if such Party has been advised of the possibility of such damages.

(f)     Waiver. The failure of any party at any time or from time to time to require performance of any other party's obligations under this Agreement shall in no manner affect such party's right to enforce any provision of this Agreement at a subsequent time, and the waiver by any party of any right arising out of any breach shall not be construed as a waiver of any right arising out of any other or subsequent breach.

(g)     Severability. If any provision of this Agreement shall be held invalid or unenforceable by competent authority, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear. The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(h)     Notices. Any notice or other communication required or permitted under this Agreement shall be in writing (including via e-mail) and shall be deemed to have been duly given: (i) upon hand delivery; (ii) on the first (1st) day following delivery to a nationally recognized United States overnight courier service, fee prepaid; or (iii) upon the transmission of an e-mail to an e-mail address for the other party, which has been previously used to communicate among the parties. Any such notice or communication shall be directed to a party at its address set forth above or at such other address as may be designated by the party in a notice given to all other parties hereto in accordance with the provisions of this Section.

(i)     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law. Such claim or action shall be brought and heard in the state and federal courts in New York County, New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts.

(j)     Counterparts. This Agreement may be executed simultaneously in one or more counterparts (including by facsimile or .pdf copy), each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k)     Headings. The Section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

VerifyMe, Inc.

By:	/s/ Adam Stedham
Name:	Adam Stedham
Title:	Chief Executive Officer and President

Pentant LLC

By:	/s/ Nick Spencer
Name:	Nick Spencer
Title:	Managing Partner

SCHEDULE A - DESCRIPTION OF CONSULTING SERVICES

•	Assist with strategic planning and advice; data analysis; business optimization; dashboard development; and investor relations.

SCHEDULE B - FEES

•	For Services rendered from the Effective Date through December 31, 2023, the Company shall grant Consultant 100,000 shares of Common Stock on December 31, 2023.

•	Commencing with the first quarter ending March 31, 2024, and for each quarter thereafter ending March 31, June 30, September 30, and December 31 during the term of this Agreement, the Company shall grant Consultant 30,000 shares of Common Stock on the last date of such quarterly period.